Exhibit 25.1

Registration No. 333-205883

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939 OF A

CORPORATION DESIGNATED TO ACT AS TRUSTEE

Check if an Application to Determine Eligibility of a Trustee

Pursuant to Section 305 (b)(2) ☒

CITIBANK, N.A.

(Exact name of Trustee as specified in its charter)

A National Banking Association	13-5266470
(Jurisdiction of incorporation or organization	(I.R.S. Employer
if not a U.S. national bank)	Identification No. )

399 Park Avenue,
New York, New York	10043
(Address of principal executive office)	(Zip Code)

Citibank, N.A.

388 Greenwich Street, 14th floor

New York, N.Y. 10013

(212) 816-5805

(Name, address, and telephone number of agent for service)

Each Honda Auto Receivables 20[__]-[__] Owner Trust

that issues notes under the registration statement

( Issuer with Respect to the Securities )

(Exact name of obligor as specified in its charter)

AMERICAN HONDA RECEIVABLES LLC

(Exact name of Registrant as specified in its charter)

Delaware	80-0695898
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)

20800 Madrona Ave
Torrance, CA	90503
(Address of principal executive offices)	(Zip Code)

Asset Backed Notes

(Title of Indenture Securities)

Item 1.	General Information.

Furnish the following information as to the trustee:

(a)	Name and address of each examining or supervising authority to which it is subject.

Name	Address
Comptroller of the Currency	Washington, D.C.

Federal Reserve Bank of New York	New York, NY
33 Liberty Street
New York, NY

Federal Deposit Insurance Corporation	Washington, D.C.

(b)	Whether it is authorized to exercise corporate trust powers.

Yes.

Item 2.	Affiliations with Obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation.

None.

Items 3-15.	Not Applicable.

Item 16.	List of Exhibits.

List below all exhibits filed as a part of this Statement of Eligibility.

Exhibits identified in parentheses below, on file with the Commission, are incorporated herein by reference as exhibits hereto.

Exhibit 1 - Copy of Articles of Association of the Trustee, as now in effect. (Exhibit 1 to T-1 filed October 5, 2012 under File No. 333-183223).

Exhibit 2 - Copy of certificate of authority of the Trustee to commence business. (Exhibit 2 to T-1 to Registration Statement No. 2-29577).

Exhibit 3 - Copy of authorization of the Trustee to exercise corporate trust powers. (Exhibit 3 to T-1 to Registration Statement No. 2-55519)

Exhibit 4 - Copy of existing By-Laws of the Trustee. (Exhibit 4 to T-1 filed October 5, 2012 under File No. 333-183223).

Exhibit 5 - Not applicable.

Exhibit 6 - The consent of the Trustee required by Section 321(b) of the Trust Indenture Act of 1939. (Exhibit 6 to T-1 to Registration Statement No. 33-19227.)

Exhibit 7 - Copy of the latest Report of Condition of Citibank, N.A. (as of Seotember 30, 2015 - attached)

Exhibit 8 - Not applicable.

Exhibit 9 - Not applicable.

SiGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939, the Trustee, Citibank, N.A., a national banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in The City of New York and State of New York, on the 8th day of January, 2016.

CITIBANK, N.A.

By	/s/Louis Piscitelli
Louis Piscitelli
Vice President

Exhibit 7

BALANCE SHEET REVIEW

The following sets forth a general discussion of the changes in certain of the more significant line items of Citi’s Consolidated Balance Sheet. For a description of and additional information on each of these balance sheet categories, see Notes 10, 12, 13, 14 and 17 to the Consolidated Financial Statements. For additional information on Citigroup’s liquidity resources, including its deposits, short-term and long-term debt and secured financing transactions, see “Managing Global Risk-Market Risk-Funding and Liquidity Risk” below.

					EOP		EOP		EOP
					3Q15 vs.		3Q15 vs.		3Q15 vs.
					2Q15		4Q14		3Q14
	Sept. 30,	June 30,	Dec. 31,	Sept. 30,	Increase	%	Increase	%	Increase	%
In billions of dollars	2015	2015	2014	2014	(decrease)	Change	(decrease)	Change	(decrease)	Change
Assets
Cash and deposits with banks	$160	$154	$160	$179	$6	4%	$—	—%	$(19)	(11)%
Federal funds sold and securities borrowed or purchased under agreements to resell	232	237	243	245	(5)	(2)	(11)	(5)	(13)	(5)
Trading account assets	267	279	297	291	(12)	(4)	(30)	(10)	(24)	(8)
Investments	342	332	333	333	10	3	9	3	9	3
Loans, net of unearned income	622	632	645	654	(10)	(2)	(23)	(4)	(32)	(5)
Allowance for loan losses	(14)	(14)	(16)	(17)	—	—	2	(13)	3	(18)
Loans, net	609	618	629	637	(9)	(1)	(20)	(3)	(28)	(4)
Other assets	198	209	180	198	(11)	(5)	18	10	—	—
Total assets	$1,808	$1,829	$1,842	$1,883	$(21)	(1)%	$(34)	(2)%	$(75)	(4)%
Liabilities
Deposits	$904	$908	$899	$943	$(4)	—%	$5	1%	$(39)	(4)%
Federal funds purchased and securities loaned or sold under agreements to repurchase	169	177	173	176	(8)	(5)	(4)	(2)	(7)	(4)
Trading account liabilities	126	136	139	137	(10)	(7)	(13)	(9)	(11)	(8)
Short-term borrowings	23	26	58	65	(3)	(12)	(35)	(60)	(42)	(65)
Long-term debt	214	212	223	224	2	1	(9)	(4)	(10)	(4)
Other liabilities	150	149	138	124	1	1	12	9	26	21
Total liabilities	$1,586	$1,608	$1,630	$1,669	$(22)	(1)%	$(44)	(3)%	$(83)	(5)%
Total equity	222	221	212	214	1	—	10	5	8	4
Total liabilities and equity	$1,808	$1,829	$1,842	$1,883	$(21)	(1)%	$(34)	(2)%	$(75)	(4)%

ASSETS

Cash and Deposits with Banks

Cash and deposits with banks decreased from the prior-year period as Citi continued to reduce its short-term and long-term borrowings and deploy its excess cash into its investment portfolio (see discussion below). Sequentially, cash and deposits with banks increased modestly due to increased deposits (excluding the impact of FX translation). Average cash balances were $161 billion in the third quarter of 2015 compared to $156 billion in the second quarter of 2015 and $193 billion in the third quarter of 2014.

Federal Funds Sold and Securities Borrowed or Purchased Under Agreements to Resell (Reverse Repos)

Reverse repos and securities borrowing transactions declined from the prior-year period primarily due to the impact of FX translation (for additional information, see “Managing Global Risk - Market Risk - Funding and Liquidity Risk” below).

Trading Account Assets

Trading account assets decreased versus the prior-year period primarily due to lower inventory in Markets and securities services. Average trading account assets were $277 billion in the third quarter of 2015 compared to $293 billion in the third quarter of 2014.

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Investments

The sequential and year-over-year increases in investments reflected Citi’s continued deployment of its excess cash (as referenced above) by investing in available-for-sale securities. The sequential growth was predominantly due to increases in foreign government debt securities and mortgage-backed securities. The year-over-year growth was predominantly due to increases in U.S. Treasuries. For further information on Citi’s investments, see Note 13 to the Consolidated Financial Statements.

Loans

The impact of FX translation on Citi’s reported loans was negative $28 billion versus the prior-year period. Excluding the impact of FX translation, Citigroup end of period loans declined 1% year-over-year to $622 billion as 5% growth in Citicorp was more than offset by the continued wind-down of Citi Holdings.

Citicorp consumer loans grew 2% year-over-year, with modest growth in each region. Corporate loans grew 8% year-over-year. The corporate lending portfolio increased 9% due to new loans as well as funding of prior commitments, each in support of Citi’s target clients. Treasury and trade services loans declined 2%, as Citi continued to distribute a significant portion of its trade loan originations, which allowed it to continue to support clients while maintaining balance sheet discipline in a continued low spread environment.

Citi Holdings loans decreased 34% year-over-year driven by an approximately $15 billion reduction in North America mortgages, as well as the previously-announced impact of the agreements to sell OneMain Financial and Citi’s Japan credit card business.

During the third quarter of 2015, average loans of $623 billion yielded an average rate of 6.4%, compared to $659 billion and 6.7% in the third quarter of 2014.

For further information on Citi’s loan portfolios, see “Managing Global Risk—Credit Risk” and “Country Risk” below.

Other Assets

Other assets remained flat year-over-year as the increase from the previously-announced reclassification to held-for-sale of OneMain Financial and Citi’s Japan credit card businesses was offset by the impact of FX translation. Other assets were down sequentially primarily driven by the impact of FX translation.

LIABILITIES

Deposits

For a discussion of Citi’s deposits, see “Managing Global Risk-Market Risk-Funding and Liquidity Risk” below.

Federal Funds Purchased and Securities Loaned or Sold Under Agreements to Repurchase (Repos)

Repos decreased from the prior-year period, primarily driven by the impact of FX translation. For further information on Citi’s secured financing transactions, see “Managing Global Risk—Market Risk—Funding and Liquidity” below.

Trading Account Liabilities

Trading account liabilities decreased from the prior-year period primarily due to lower inventory in Markets and securities services. Average trading account liabilities were $144 billion during the third quarter of 2015, compared to $129 billion in the third quarter of 2014.

Debt

For information on Citi’s long-term and short-term debt borrowings, see “Managing Global Risk—Market Risk—Funding and Liquidity Risk” below.

Other Liabilities

The increase in other liabilities from the prior-year period was primarily driven by the previously-announced reclassification to held-for-sale of Citi’s Japan retail banking business.

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